Exhibit 10.18

VICE PRESIDENT SEVERANCE AGREEMENT

This Vice President Severance Agreement (the “Agreement”) is entered into as of July 9, 2015 (the “Effective Date”) by and between Joseph E. Tyler (the “Employee”) and Aeglea BioTherapeutics, Inc., a Delaware corporation (the “Company”).

1.        Term of Agreement.

Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate the earlier of the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or the date the Employee’s employment with the Company or its subsidiary, as applicable, terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:

(a)        The date the Employee’s employment with the Company or its subsidiary, as applicable, terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or

(b)        The date the Company or its subsidiary, as applicable, has met all of its obligations under this Agreement following a termination of the Employee’s employment with the Company or its subsidiary, as applicable, due to a Qualifying Termination or CIC Qualifying Termination.

This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date, unless the Company or its subsidiary provides Employee notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or 3 below, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination.

2.        Qualifying Termination. If the Employee is subject to a Qualifying Termination, then, subject to Sections 4, 9, and 10 below, Employee will be entitled to the following benefits:

(a)        Severance Benefits. The Company or its subsidiaries shall pay Employee a severance amount equivalent to twelve (12) weeks of base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination) plus an additional 2 weeks of base salary for each full year of employment with the Company or its subsidiaries, up to a maximum benefit of six (6) months of base salary (the “Severance”). The Severance shall be paid through salary continuation in equal installments in accordance with the Company’s or its subsidiary’s, as applicable, standard payroll procedures, with the initial payment to occur on the first payroll date following the sixtieth (60th) day following Employee’s Separation, with the first installment to include a catchup payment for amounts covering the period from the date of Separation through the first payment date, provided that the Release Conditions have been satisfied. However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 7(e)(3) below spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A will not in any case commence in the first calendar year. The period between the date of Executive’s Separation and final Severance payment shall be referred to herein as the “Severance Period.”

(b)        Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company or its subsidiaries shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s or its subsidiary’s, as applicable, health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the Severance Period. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of

COBRA coverage without potentially violating or causing the Company or its subsidiary to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company or its subsidiary instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of the Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence on the later of (i) the first day of the month following the month in which Executive experiences a Separation and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the Severance Period, provided that, any taxable payments under this Section 2(b) will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Separation (to the extent not otherwise satisfied with continuation coverage). However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 7(e)(3) below spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year. Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

3.        CIC Qualifying Termination. If the Employee is subject to a CIC Qualifying Termination, then, subject to Sections 4, 9, and 10 below, Employee will be entitled to the following benefits:

(a)        Severance Benefits. The Company or its subsidiary shall pay the Employee six (6) months of his or her monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Separation, such amount, the “CIC Severance”). The CIC Severance shall be paid through salary continuation in equal installments in accordance with the Company’s or its subsidiary’s, as applicable, standard payroll procedures, with the initial payment to occur on the first payroll date following the sixtieth (60th) day following Employee’s date of Separation, with the first installment to include a catchup payment for amounts covering the period from the date of Separation through the first payment date, provided that the Release Conditions have been satisfied. However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 7(e)(3) below spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A will not in any case commence in the first calendar year. The period between the date of Executive’s Separation and final CIC Severance payment shall be referred to herein as the “CIC Severance Period.”

(b)        Equity. Each of Employee’s then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the total shares underlying the Equity Award. For awards that would otherwise vest only upon satisfaction of performance criteria, the foregoing acceleration shall be based on achievement of performance criteria at target, except to the extent otherwise provided in the award agreement evidencing such award. “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Employee, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights. Subject to Section 4, the accelerated vesting described above shall be effective as of the Separation.

(c)        Pay in Lieu of Continued Employee Benefits. If Executive timely elects continued coverage under COBRA, the Company or its subsidiary shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s or its subsidiary’s, as applicable, health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the CIC Severance Period. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company or its subsidiary to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company or its subsidiary instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of the Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage, shall commence on the later of (i) the first day of the month following the month in which Executive experiences a Separation and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the CIC Severance Period, provided that, any taxable payments under this Section 3(c) will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Separation (to the extent not otherwise satisfied with continuation coverage). However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 7(e)(3) below spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year. Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

4.        General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 2 and 3 shall not apply unless the Employee (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons or entities affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company or its subsidiary will deliver the form of Release to the Employee within thirty (30) days after the Employee’s Separation. The Employee must execute and return the Release within the time period specified in the form.

5.        Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 and 3 above, in connection with any termination of employment upon or following a Change in Control (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company or its subsidiary shall pay Employee’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Employee prior to the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company or its subsidiary, as applicable, plan or policy. In addition, Employee shall be entitled to any other vested benefits earned by Employee for the period through and including the termination date of Employee’s employment under any other employee benefit plans and arrangements maintained by the Company or its subsidiary, as applicable, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Employee is entitled shall be paid to the Employee in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Employee in which the termination occurs or at such earlier time as may be required by applicable law or Section 10 below, and to such lesser extent as may be mandated by Section 9 below. Any Accrued Benefits to which the Employee is entitled shall be paid to the Employee as provided in the relevant plans and arrangements.

6.        Covenants.

(a)        Non-Competition. The Employee agrees that the benefits provided in this Agreement are granted in consideration for the ongoing promises and obligations of Employee under his employment agreement and any amendments thereto, including but not limited to Employee’s obligations concerning non-competition and non-solicitation.

(b)        Cooperation and Non-Disparagement. The Employee agrees that, during the Severance Period or the CIC Severance Period, as applicable, he or she shall cooperate with the Company or its subsidiary in every reasonable respect and shall use his or her best efforts to assist the

Company or its subsidiary with the transition of Employee’s duties to his or her successor. The Employee further agrees that following the date of Separation, he or she shall not in any way or by any means disparage the Company, its subsidiaries, or the members of their Board of Directors or their officers and employees.

7.        Definitions.

(a)        “Cause” means (i) an unauthorized use or disclosure by Employee of the Company’s or its subsidiaries’ confidential information or trade secrets, which use or disclosure causes or is reasonably likely to cause material harm to the Company or its subsidiaries, (ii) a material breach of any agreement between Employee and the Company or its subsidiaries, (iii) a material failure to comply with the Company’s or its subsidiaries’ written policies or rules that has caused or is reasonably likely to cause material injury to the Company, its successor, or its affiliates, or any of their business, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (v) willful misconduct that has caused or is reasonably likely to cause material injury to the Company, its successor, or its affiliates, or any of their business, (vi) embezzlement, (vii) failure to cooperate with the Company or its subsidiaries in any investigation or formal proceeding if the Company or its subsidiaries has requested Employee’s reasonable cooperation, (viii) violation of any applicable federal, state or foreign statutes or laws that govern or regulate employment, pharmaceutical drugs or securities, including but not limited to the laws enforced by the federal Equal Employment Opportunity Commission, Department of Labor, Food and Drug Administration, Securities and Exchange Commission and Department of Justice or (ix) a continued failure to perform assigned duties after receiving written notification of such failure from the Company’s, or its subsidiaries’, as applicable, Chief Executive Officer; provided that Employee must be provided with written notice of Employee’s termination for “Cause” and Employee must be provided with a thirty (30) day period following Employee’s receipt of such notice to cure the event(s) that trigger “Cause,” with the Company’s or its subsidiaries’, as applicable, Chief Executive Officer making the final determination whether Employee has cured any Cause.

(b)        “Code” means the Internal Revenue Code of 1986, as amended.

(c)        “Change in Control.” For all purposes under this Agreement, a Change in Control shall mean a “Corporate Transaction,” as such term is defined in the Company’s 2015 Equity Incentive Plan, as may be amended from time to time, provided that the transaction (including any series of transactions) also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii).

(d)        “CIC Qualifying Termination” means a Separation (A) within twelve (12) months following a Change in Control or (B) within three (3) months preceding a Change in Control (but as to part (B), only if the Separation occurs after a Potential Change in Control) resulting, in either case (A) or (B), from (i) the Company or its subsidiary, as applicable, terminating the Employee’s employment for any reason other than Cause or (ii) the Employee voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Employee’s death or disability shall not constitute a CIC Qualifying Termination. A “Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include a merger agreement, but not a term sheet for a merger agreement). In the case of a termination following a Potential Change in Control and before a Change in Control, solely for purposes of benefits under this Agreement, the date of Separation will be deemed the date the Change in Control is consummated.

(e)        “Good Reason” means, without the Employee’s consent, (i) a material reduction in the Employee’s level of responsibility and/or scope of authority, (ii) a reduction by more than 10% in Employee’s base salary (other than a reduction generally applicable to Employee officers of the Company or its subsidiary, as applicable, and in generally the same proportion as for the Employee), or (iii) relocation of the Employee’s principal workplace by more than thirty-five (35) miles from Employee’s then current place of employment. For the purpose of clause (i), a change in responsibility shall not be deemed to occur (A) solely because Employee is part of a larger organization or (B) solely because of a change in title. For the Employee to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (e), all of the following requirements must be satisfied: (1) the Employee must provide notice to the Company or its subsidiary, as applicable, of his or her intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company or its subsidiary, as applicable, will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Employee may withdraw his or her resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company or its subsidiary, as applicable, that it will not undertake to cure the condition set forth in subclauses (i) through (iii). Should the Company or its subsidiary, as applicable, remedy the condition as set forth above and then one or more of the conditions arises again within twelve months following the occurrence of a Change in Control, the Employee may assert Good Reason again subject to all of the conditions set forth herein.

(f)        “Release Conditions” mean the following conditions: (i) Company has received the Employee’s executed Release and (ii) any rescission period applicable to the Employee’s executed Release has expired.

(g)        “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company or its subsidiary, as applicable, terminating the Employee’s employment for any reason other than Cause or (ii) the Employee voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Employee’s death or disability shall not constitute a Qualifying Termination.

(h)        “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

8.        Successors.

(a)        Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b)        Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.        Golden Parachute Taxes.

(a)        Best After-Tax Result. In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 10, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Employee, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Employee (“Independent Tax Counsel’), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Employee pays all taxes at the highest marginal rate. The Company and Employee shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 9(a)(ii)(B) above applies, then based on the information provided to Employee and the Company by Independent Tax Counsel, the cutback described hereunder will apply as to compensation not subject to Section 409A of the Code prior to compensation subject to Section 409A of the Code and will otherwise apply on a reverse chronological basis from payments latest in time. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(b) hereof shall apply, and the enforcement of Section 9(b) shall be the exclusive remedy to the Company.

(b)        Adjustments. If, notwithstanding any reduction described in Section 9(a) hereof (or in the absence of any such reduction), the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of one or more Payments, then Employee shall be obligated to surrender or pay back to the Company or its subsidiary, as applicable, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company or its subsidiary, as applicable, so that Employee’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Employee from the Payments. If the Excise Tax is not eliminated pursuant to this Section 9(b), Employee shall pay the Excise Tax.

10.        Miscellaneous Provisions.

(a)        Section 409A. To the extent (i) any payments to which Employee becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company or its subsidiary, as applicable, constitute deferred compensation subject to Section 409A of the Code and (ii) Employee is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Employee’s Separation; or (ii) the date of Employee’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

(b)        Other Arrangements. This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements on change in control under any prior option agreement, restricted stock unit agreement, severance and salary continuation arrangements, programs and plans which were previously offered by the Company or its subsidiary, as applicable, to the Employee, including change in control severance arrangements and vesting acceleration arrangements pursuant to an employment agreement or offer letter, and Employee hereby waives Employee’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company or its subsidiaries. For the avoidance of doubt, in no event shall Employee receive payment under both Section 2 and Section 3 with respect to Employee’s Separation.

(c)        Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Employee and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)        Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)        Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)        Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g)        Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)        No Retention Rights. Nothing in this Agreement shall confer upon the Employee any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Employee, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(i)        Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas (other than its choice-of-law provisions).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

AEGLEA BIOTHERAPEUTICS, INC.

/s/ David G. Lowe
By: David G. Lowe, Ph.D.
Title: Chief Executive Officer

/s/ Joseph E. Tyler
Joseph E. Tyler

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